Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERICKSON AIR-CRANE INCORPORATED

The name of the corporation is Erickson Air-Crane Incorporated (the “Corporation”).  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2000 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 28, 2007.  The Second Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s board of directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).  The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE 1.

NAME

The name of the Corporation is Erickson Air-Crane Incorporated.

ARTICLE 2.

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

ARTICLE 3.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4.
AUTHORIZED CAPITAL STOCK

A.                                    Authorized Classes of Capital Stock.

1.                                       After giving effect to the reclassification described below, the Corporation is authorized to issue two classes of capital stock, to be designated, respectively, common stock, par value $0.0001 per share (“Common Stock”), and preferred stock, par value $0.0001 per share (“Preferred Stock”).  The Corporation is hereby authorized to issue up to 110,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock.

2.                                       Upon filing this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each of the Corporation’s issued and outstanding shares of capital stock will, by virtue of this Second Amended and Restated Certificate of Incorporation, be reclassified as follows:

(a)   each share of the Corporation’s issued and outstanding Series A Redeemable Preferred Stock will be automatically reclassified into 30.6767 shares of Common Stock; and

(b)   each share of the Corporation’s issued and outstanding Class A Common Stock will be automatically reclassified into 3,729.2970 shares of Common Stock.

In lieu of the issuance of any fractional shares that result from such reclassification, the Corporation shall issue to any of the stockholders of the Corporation (the “Stockholders”) that would have otherwise received fractional shares one share of Common Stock, the additional shares of Common Stock thereby issued being taken from authorized but theretofore unissued shares of Common Stock.

3.                                       After the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, new shares of Common Stock may be issued from time to time pursuant to the procedures adopted by the board of directors of the Corporation (the “Board of Directors”) and communicated to the Stockholders.

B.                                    Common Stock.  Except as provided in this section and in Article 6, holders of Common Stock are entitled to one vote per share of Common Stock on any matter submitted to the Stockholders.  When dividends or other distributions are declared by the Board of Directors, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the declared dividends or other distributions.  On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.  Except as required by law, holders of Common Stock are not entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation, including any certificate of designation filed with respect to any series of Preferred Stock, that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon.

C.                                    Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by the DGCL, as amended from time to time, and by the provisions of this article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, powers, preferences, rights, qualifications, limitations, and restrictions of each series.

D.                                    Stockholder Action.

1.                                       Until such date that ZM EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P., their Affiliates or any person who is an express assignee or designee of ZM EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P. in respect of its respective rights hereunder (and such assignee’s or designee’s Affiliates) cease to own, in the aggregate, at least 30% of the outstanding shares of Common Stock (the “Trigger Date”), with respect to any class of capital stock:

(a)          any action required to be taken or which may be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted; and

(b)         special meetings of the Stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, or (iii) any Controlling Stockholder (as defined below) who, together with its Affiliates, owns more than 30% of the outstanding shares of Common Stock, or any director who is employed by such a Controlling Stockholder.

2.                                       From and after the Trigger Date, with respect to any class of its capital stock:

(a)          no action required to be taken or which may be taken at any annual or special meeting of Stockholders may be taken without a meeting;

(b)         the power of the Stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; and

(c)          special meetings of the Stockholders may be called by (i) the Chairman of the Board of Directors or (ii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

3.                                       Prior to the Trigger Date, nominations and stockholders’ proposals by ZM EAC LLC, ZM Private Equity Fund I, L.P. or ZM Private Equity Fund II, L.P. (such persons, other than the Company and its Subsidiaries, are referred to herein collectively, as the “Controlling Stockholders”) shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws of the Corporation.

4.                                       “Affiliate” has the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, on the date this Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

E.                                      Advance Notice.  Except as otherwise provided herein, Advance notice of Stockholder nominations for the election of directors and of business to be brought by Stockholders before any meeting of the Stockholders must be given in the manner provided in the Corporation’s bylaws.

ARTICLE 5.
BOARD OF DIRECTORS

A.                                    Powers and Numbers of Directors.  The management of the business and the conduct of the Corporation’s affairs is vested in the Board of Directors.  At least two-thirds of the directors must be U.S. Citizens (as defined in Article 6) to the extent required to ensure that the Corporation complies with applicable provisions of law and regulations relating to ownership or control of an “air carrier” (as that term is defined in Section 40102(a)(2) of Title 49 of the United States Code, as amended, or in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time).  The Board of Directors shall consist of not less than three and not more than eleven directors, the exact number to be fixed by one or more resolutions adopted by the Board of Directors consistent with this Second Amended and Restated Certificate of Incorporation.  No decrease in the number of directors may shorten the term of any director.

B.                                    Classified Board.  The directors shall be divided into three classes, designated Class 1, Class 2 and Class 3.  Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.  The initial term of each class of directors shall begin on the date hereof and expire as follows:

Class 1	first annual meeting of Stockholders after the effectiveness of this Second Amended and Restated Certificate of Incorporation

Class 2	second annual meeting of Stockholders after the effectiveness of this Second Amended and Restated Certificate of Incorporation

Class 3	third annual meeting of Stockholders after the effectiveness of this Second Amended and Restated Certificate of Incorporation

After the expiration of a director’s initial term, the Stockholders shall elect a director and such director shall serve as a director until the third annual meeting of the Stockholders after such director’s election and until such director’s successor has been elected and qualified or until such director’s earlier death, resignation, or removal.  At each annual meeting of the Stockholders, any director elected to succeed a director whose term has expired will be of the same class as the director such director succeeds, unless, by reason of any earlier changes in the authorized number of directors, the Board of Directors designates the directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes.  Notwithstanding that the three classes must be as nearly equal in number of directors as possible, if the authorized number of directors changes, each director then serving will nevertheless continue as a director of the class of which such director is a member, until the expiration of such director’s current term or such director’s earlier death, resignation, or removal.

C.                                    Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, shall, except as otherwise provided by law or unless the Board of Directors determines by resolution that the Stockholders shall fill any vacancies or newly created directorships, fill (1) any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes and (2) any newly created directorships resulting from any increase in the number of directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified.  A director chosen to fill a vacancy will be of the same class as the director such director succeeds, unless, by reason of any earlier changes in the authorized number of directors, the Board of Directors designates the vacant directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes.

D.                                    Removal of Directors.  Stockholders may remove directors only for cause.  For purposes of this section, “cause” means the director has:  (1) committed an act of fraud or embezzlement against the Corporation; (2) been convicted of, or plead nolo contendere to, a crime involving moral turpitude; or (3) failed to perform the director’s duties as a director and the failure constitutes a breach of the director’s duty of loyalty to the Corporation or provides an improper personal benefit to the director.

ARTICLE 6.
LIMIT ON VOTING POWER

A.                                    Non-Citizen Voting Limitation.  All (1) capital stock of, or other equity interests in, the Corporation, (2) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (3) options, warrants or other rights to acquire the securities described in clauses (1) and (2), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

1.                                       Non-Citizen Voting Limitation.  In no event shall the total number of shares of Equity Securities held by all individuals, corporations, limited liability companies, partnerships, trusts, or other entities (“Persons”) who fail to qualify as a “citizen of the United States” (as the term is defined in Section 40102(a)(15) of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time (a “U.S. Citizen”)) be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”).  If the total number of Equity Securities held by Persons who fail to qualify as U.S. Citizens would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.

2.                                       Allocation of Cap Amounts.  The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.

B.                                    Legends.  Each certificate, notice, or other representative document for Equity Securities (including each such certificate, notice, or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined in Section 40102(a)(15) of Title 49 of the United States Code, as amended, or in any similar legislation of the United States enacted in substitution or replacement therefore, and as interpreted by the Department of Transportation, its predecessors and successors from time to time.  Such voting restrictions are contained in the Second Amended and Restated Certificate of Incorporation of Erickson Air-Crane Incorporated, as the same may be amended or restated from time to time.  A complete and correct copy of the Second Amended and Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of Erickson Air-Crane Incorporated.”

C.                                    Beneficial Ownership Inquiry.  The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to Stockholders in connection with the annual meeting (or any special meeting) of the Stockholders or otherwise) require any person or entity of any nature whatsoever, specifically including any Person that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

1.                                       All Equity Securities as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

2.                                       The number and class or series of Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certification.

“Beneficial Ownership” and “Beneficially Owned” as used herein refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Securities Exchange Act of 1934, as amended.

With respect to any Equity Securities identified by such Person in response to paragraph 2 above, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article 6.

D.                                    Board Authority.  A majority of the Board of Directors shall have the exclusive power to determine all matters necessary to determine compliance with this Article 6, and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 6.

ARTICLE 7.
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director. If, after approval of this Article 7 by the Stockholders, the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of the provisions of this Article 7 by the Stockholders shall not adversely affect any right or protection of any director of the Corporation existing at or prior to the time of such repeal or modification.

ARTICLE 8.
INDEMNIFICATION; INSURANCE

A.                                    Indemnification.  Each person who was or is a party to, or is threatened to be made a party to, or is involved (as a party, witness, or otherwise) in any threatened, pending, or completed action, suit, or any other threatened, pending, or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or interpreted, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article 8) actually and reasonably incurred by such person in connection therewith (collectively, “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any

Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  No amendment to this Article 8 that limits the Corporation’s obligation to indemnify any person has any effect on such obligation for any act or omission that occurred prior to the effective date of such amendment.

B.                                    Advancement of Expenses.  Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding.  Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article 8 or otherwise.  Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

C.                                    Not Exclusive Remedy.  The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article 8 shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, provision of the bylaws of the Corporation, agreement, vote of Stockholders or disinterested directors, or otherwise.

D.                                    Contract Rights.  The rights conferred upon Indemnitees in this Article 8 shall be contract rights and shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

E.                                      Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 9.
AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A.                                    Certificate of Incorporation Amendments.  The Corporation reserves the right to alter, amend, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or later prescribed by Delaware law.  All rights conferred by this Second Amended and Restated Certificate of Incorporation are granted subject to this reservation.  Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal sections 5(B), 5(C), or 9(A), or Articles 6, 7, or 8.

B.                                    Bylaw Amendments.  The Board is expressly empowered to adopt, amend or repeal the Corporation’s bylaws.  The Stockholders also have power to adopt, amend or repeal the Corporation’s bylaws.  However, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, or repeal any provision of the Corporation’s bylaws.

IN WITNESS WHEREOF, Erickson Air-Crane Incorporated has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this        day of                     , 2012.

ERICKSON AIR-CRANE INCORPORATED

By:
Udo Rieder
Chief Executive Officer and President